                                                                    EXHIBIT 10.5

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Agreement"), dated as of September 10, 1998, is made and entered into on the terms and conditions hereinafter set forth, by and between FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association with offices in Greeneville, Tennessee ("Lender"), and FORWARD AIR CORPORATION, a Tennessee corporation with principal offices in Greeneville, Tennessee that was formerly known as Landair Services, Inc. ("Borrower").

                                   RECITALS:

         A. Pursuant to that certain Loan Agreement (Equipment Loan) between Lender, Borrower, Landair Transport, Inc., a Tennessee corporation ("LTI"), and Forward Air International Airlines, Inc., a Tennessee corporation (formerly known as Landair International Airlines, Inc.) ("FAIA"), dated October 17, 1994, as amended by a First Amendment to Loan and Security Agreements dated October 20, 1994, a Second Amendment to Loan and Security Agreements dated December 23, 1994, a Third Amendment to Loan and Security Agreements dated May 24, 1995, a Fourth Amendment to Loan and Security Agreements dated May 31, 1995, a Fifth Amendment to Loan and Security Agreements dated December 22, 1995, a Sixth Amendment to Loan and Security Agreements dated January 30, 1998, a Seventh Amendment to Loan and Security Agreements dated January 30, 1998, a Eighth Amendment to Loan and Security Agreements dated February 24, 1998, and a Ninth Amendment to Loan and Security Agreements dated March 24, 1998 (collectively, the "Equipment Loan Agreement"), Lender has made available to Borrower an equipment loan facility in the original principal amount not exceeding $15,000,000 (the "Equipment Loan") on the terms and conditions set forth in the Equipment Loan Agreement.

         B. Pursuant to that certain Line of Credit Loan Agreement between Lender, Borrower, LTI, FAIA, Forward Air, Inc., a Tennessee corporation ("FAI"), and Transportation Properties, Inc., a Tennessee corporation (formerly known as Landair Properties, Inc.) ("TPI"), dated October 17, 1994, as amended by a First Amendment to Line of Credit Loan Agreement and to Amended and Restated Security Agreement dated May 31, 1995, a Second Amendment to Line of Credit Loan Agreement and to Amended and Restated Security Agreement dated January 28, 1997, and a Third Amendment to Line of Credit Loan Agreement and to Amended and Restated Security Agreement dated January 30, 1998 (collectively, the "Line of Credit Loan Agreement"), Lender has made available to Borrower a line of credit in the original principal amount not exceeding $15,000,000 (the "Line of Credit"; the Equipment Loan and the Line of Credit are sometimes hereinafter referred to individually as a "Loan" and individually and collectively as the "Loans") on the terms and conditions set forth in the Line of Credit Loan Agreement.

         C. The indebtedness of Debtor under the Equipment Loan is evidenced by Debtor's Restated, Amended and Replacement Promissory Note (Equipment Loan) in favor of Lender dated January 30, 1998 (the "Prior Equipment Note") and the indebtedness of Debtor under the Line of Credit is evidenced by Debtor's Restated, Amended and Replacement Promissory Note (Line of Credit) in favor of Lender dated January 30, 1998 (the "Prior Line of Credit Note").

         D. Borrower intends to effect a spin-off of LTI and certain of its other subsidiaries and has requested Lender to amend and restate the Equipment Loan Agreement and Line of Credit Loan Agreement to reflect such reorganization, to extend the maturity of the Loans and to increase the Line of Credit to $20,000,000.

         E. Lender, in reliance upon the representations and inducements of Borrower contained herein, has agreed to amend and restate the Equipment Loan Agreement and Line of Credit Loan Agreement and amend the terms of the Loans subject to and upon the terms and conditions hereinafter set forth.

                                  AGREEMENTS:

         NOW, THEREFORE, in consideration of the agreement of Lender to make the Loans and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1. Defined Terms. As used in this Agreement, in addition to other terms defined herein, the following terms shall have the indicated meanings:

                  "Account Debtor" shall mean any person which is now or hereafter obligated or indebted to Borrower or any Guarantor on any Account Receivable.

                  "Accounts Receivable", "Receivable" or "Account" shall mean all amounts owed to Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of Borrower's or any Guarantor's trade or business.

                  "Applicable Margin" shall mean, with respect to any Borrowing, the percentage from Column A below, if the Cash Flow Coverage Ratio is equal to or greater than 2.5:1.0, or from Column B below, if the Cash Flow Coverage Ratio is less than 2.5:1.0, which corresponds to the Debt to Worth Ratio of the Borrower and Guarantors set forth below:

                                                      Column A                    Column B
                                                     ----------                  ----------

                  Debt to Worth                      Applicable                  Applicable
                      Ratio                            Margin                       Margin
                  -------------                      ----------                  ----------
         Equal to or less than 1.5:1.0                  1.00%                       1.10%
         From 1.5 up to and including 2.0:1.0           1.25%                       1.35%
         From 2.0 up to and including 2.5:1.0           1.50%                       1.60%
         Greater than 2.5:1.0                           1.75%                       1.85%

For purposes of this definition, the Cash Flow Coverage Ratio and Debt to Worth Ratio shall be determined by the quarterly financial statements delivered pursuant to Section 8.4 hereof, which determination shall be effective as of the date of the delivery of such financial statements with respect to all Borrowings outstanding hereunder.

                  "Borrowing" shall mean an Equipment Borrowing or a Line of Credit Borrowing.

                  "Borrowing Base" means (a) for the period from the date of the Distribution, as defined in Section 6.1, until the earlier of (i) nine months thereafter or (ii) the date the Borrower receives the proceeds of the Public Offering, an aggregate amount equal to one hundred and ten percent (110%) of Eligible Receivables and (b) thereafter an aggregate amount equal to eighty percent (80%) of Eligible Receivables.

                  "Business Day" shall mean any day on which commercial banks in Greeneville, Tennessee are neither authorized nor required by law or executive order to close.

                  "Cash Flow" shall mean, in any fiscal period, the net income of Borrower, Guarantors and Other Subsidiaries plus depreciation plus amortization of intangible assets plus the interest portion of scheduled debt service plus taxes plus payments made under operating leases less dividends paid to shareholders, all on a consolidated basis and as determined in accordance with generally accepted accounting principles.

                  "Cash Flow Coverage Ratio" shall mean the ratio of Cash Flow to (a) current maturities of long-term indebtedness and interest payments relating thereto (including payments made pursuant to capitalized leases) plus
(b) payments made under operating leases, all as determined with regard to Borrower, Guarantors and Other Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

                  "Debt to Worth Ratio" shall mean the ratio of consolidated total liabilities of Borrower, Guarantors and Other Subsidiaries to consolidated Net Worth of Borrower, Guarantors and Other Subsidiaries, all as determined on a consolidated basis and in accordance with generally accepted accounting principles.

                  "Eligible Receivables" shall mean Accounts Receivable (a) in which Lender holds a valid, perfected first security interest; (b) which arise from goods theretofore sold and delivered or services theretofore rendered to the Account Debtor; (c) with respect to which no setoffs, counterclaims or defenses are claimed by the Account Debtor; (d) which constitute the binding obligation of an Account Debtor which at the time a Line of Credit advance or extension of credit is requested based upon such Account, and at all times thereafter while a Line of Credit advance or extension of credit remains outstanding, is solvent, is financially able to pay its debts and obligations as they become due and is paying its debts and obligations as they become due;
(e)
which do not remain unpaid more than ninety (90) days after the date of the invoice relating to the Accounts Receivable; and (f) with respect to which the Account Debtor is not a Related Person.

                  "Equipment Loan Borrowing" shall mean a borrowing against the Equipment Loan by Borrower pursuant to Article 2 hereof.

                  "Interest Payment Date" shall mean the first Business Day of each month and the maturity date of the Loan with respect to which such Borrowing relates.

                  "Interest Period" shall mean a period of one month, provided that

                           (1)      the first Interest Period shall begin on
the date of this Agreement and shall end on the first Business Day of the succeeding month;

                           (2)      if any Interest Period would otherwise not
end on the first Business Day of a month, the Interest Period shall be automatically shortened so that such Interest Period ends on the first Business Day of the month next succeeding the month in which such Interest Period began;

                           (3)      if any Interest Period otherwise would
expire on day that is not a Business Day, then such Interest Period shall be extended to expire on the next succeeding Business Day;

                           (4)      in the case of immediately successive
Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; and

                           (5)      no Interest Period for any Loan shall
extend beyond the maturity date of such Loan.

                  "Interest Rate Determination Date" shall mean each date for calculating LIBOR for purposes of determining the interest rate in respect of an Interest Period, which in each case shall be the second (2nd) Business Day prior to the first (1st) day of such Interest Period.

                  "Interim Period" shall mean the period of time from the date hereof until the earlier of (i) the date the Borrower receives the proceeds of the Public Offering, or (ii) November 30, 2000.

                  "LIBOR" shall mean the London Interbank Offered Rate for U.S. Dollar-denominated interbank obligations in the London, England, market. The LIBOR applicable to a Borrowing for an Interest Period is the LIBOR for obligations with term of one month selected as of 11:00 a.m. London time (a) two (2) Business Days prior to the first day of the Interest Period, or (b) if Lender elects, the first day of such Interest Period or the Business Day prior thereto, and rounded up to the nearest .01% per annum. Lender may determine LIBOR from TELERATE or any other generally recognized financial reporting service.

                  "Line of Credit Borrowing" shall mean a borrowing against the Line of Credit by Borrower pursuant to Article 3 hereof.

                  "Net Worth" means the excess of the combined book value of the assets of Borrower, Guarantors and Other Subsidiaries over their combined liabilities, calculated in accordance with generally accepted accounting principles; provided, however, that in performing such calculation there shall be (a) excluded from the assets (i) any amounts owed to Borrower, any Guarantor or any Other Subsidiary by a Related Person, and (ii) any amounts owed to Borrower, any Guarantor or any Other Subsidiary by an employee of Borrower, of a subsidiary or of any Related Person, and (b) included, as equity, any indebtedness owed by Borrower, any Guarantor or any Other Subsidiary to any person which indebtedness has, by formal binding agreement (in form and substance satisfactory to Lender) been deferred and subordinated in priority of payment to the indebtednesses and obligations of Borrower and the Guarantors to Lender.

                  "Notes" shall mean the Equipment Loan Note and the Line of Credit Note, individually and collectively, together with any and all extensions, modifications, renewals and/or replacements thereof.

                  "Other Subsidiary" means any subsidiary of Borrower whose stock is now or hereafter pledged to Lender in a manner satisfactory to Lender (unless such pledge is waived in writing by Lender) and whose financial statements are consolidated with Borrower's financial statements under generally accepted accounting principles.

                  "Public Offering" means the public offering of equity securities of Borrower that is contemplated by Borrower in an approximate amount of $18,000,000.

                  "Related Person" shall mean any person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower or any Guarantor, or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the capital stock of Borrower or any Guarantor (or such greater percentage as may be approved in advance, in writing by Lender, such approval not to be unreasonably withheld or delayed), or (c) five percent (5%) or more of the capital stock of which is beneficially owned or held by Borrower or any Guarantor (or such greater percentage as may be approved in advance, in writing by Lender, such approval not to be unreasonably withheld or delayed). For the purposes hereof, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise.

                  "Uniform Commercial Code" means the Uniform Commercial Code as in effect in the State of Tennessee from time to time.

                                   ARTICLE II

                               THE EQUIPMENT LOAN

2.1.     Evidence of Equipment Loan Indebtedness; Advances; Repayment.

         (a) The Equipment Loan shall be evidenced by an Amended and Restated Secured Promissory Note (Equipment Loan) of even date herewith, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000), made and executed by Borrower, payable to the order of Lender, in substantially the form attached hereto as Exhibit A-1, which amends and restates the Prior Equipment Note in its entirety (together with any extensions, modifications, renewals and/or replacements thereof, herein referred to as the "Equipment Loan Note").

         (b) Subject to and upon compliance with all applicable terms and conditions of this Agreement, and so long as no Event of Default (or event that with the giving of notice or the passage of time or both would constitute an Event of Default) has occurred and is continuing hereunder, Lender shall advance the proceeds of the Equipment Loan to or as directed by Borrower in one or more advance upon not less than two (2) Business Day's notice from Borrower to Lender in an aggregate amount outstanding not to exceed at any time $15,000,000 provided, however, that (i) no advance under the Equipment Loan after the date of this Agreement shall be in amount in excess of the cost of the equipment being purchased with the proceeds of such advance, (ii) in no event shall the aggregate amount of all advances under the Equipment Loan to purchase equipment subsequent to the date of this Agreement exceed 100% of the book value of such purchased equipment and (iii) Lender shall not be required to make any advances under the Equipment Loan on or after the date that is two years from the date hereof unless Lender and Borrower mutually agree to extend such date on terms mutually satisfactory to both parties.

         (c) The indebtedness of Borrower to Lender in connection with the Equipment Loan shall be payable in accordance with the terms of the Equipment Loan Note and as provided in this subsection. The principal outstanding on the Equipment Loan Note as of the date hereof, together with interest thereon, shall be payable as provided in the Equipment Loan Note. Any principal amount drawn on the Equipment Loan Note after the date hereof, together with interest thereon, shall be payable by Borrower making monthly payments as of the first day of each month, beginning the first day of the first month after such drawing, or such other day of the month as the parties may agree upon, in an amount sufficient to amortize the principal amount so drawn in level payments over a period of seven years (five years in the case of draws to purchase equipment other than transportation trailers) at an assumed interest rate equal to LIBOR (as of such draw) plus the Applicable Margin plus two percent (2.0%) (with any assumed interest in excess of the interest being actually accrued being applied to amortize principal). In the event that LIBOR plus the Applicable Margin exceeds at any time such assumed rate of interest, the monthly payments with respect to any such draws or with respect to the amount outstanding under the Equipment Loan Note as of the date hereof may be recalculated by

         Lender, from time to time, utilizing the most recent actual interest rate on the Equipment Loan Note. Upon any such recalculation, Lender shall give Borrower notice of the adjusted payments to be made by Borrower hereunder.

         2.2.     Notice of Equipment Loan Borrowing.

                  (1) Delivery of Notice. Whenever Borrower desires to make a Equipment Loan Borrowing, it shall deliver to Lender written notice (a "Notice of Equipment Loan Borrowing") no later than 12:00 noon (Eastern time) at least two (2) Business Days in advance of the date on which the funding of the Equipment Loan Borrowing is to occur (an "Equipment Loan Funding Date"), which notice shall be accompanied by a Certificate of Draw Against Equipment Loan in the form contained in Exhibit A-1 attached hereto. The Notice of Equipment Loan Borrowing shall specify (i) the proposed Equipment Loan Funding Date (which shall be a Business Day), and (ii) the amount of the proposed Equipment Loan Borrowing. The execution and delivery of each Notice of Equipment Loan Borrowing shall be deemed a representation and warranty by Borrower that the requested Equipment Loan Borrowing may be made in accordance with, and will not violate the requirements of, this Agreement.

                  (2) Notice Irrevocable. A Notice of Equipment Loan Borrowing for a Line of Credit Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a Equipment Loan Borrowing in accordance therewith.

         2.3. Disbursement of Funds. Promptly after receipt of a Notice of Equipment Loan Borrowing and provided all conditions to such Borrowing contained herein have been met, Lender shall make the amount of the Equipment Loan Borrowing available to Borrower on the Equipment Loan Funding Date by causing an amount of immediately available (same day) funds equal to the amount of such Borrowing to be credited to or for the benefit of the account of Borrower at the office of the Lender.

         2.4.     Interest; Interest Payments.

                  (a) The unpaid principal balance of the Equipment Loan, or any portion thereof, shall bear interest at a rate equal to LIBOR plus the Applicable Margin, as LIBOR and the Applicable Margin change from time to time.

                  (b) The interest accrued on each Equipment Loan Borrowing shall be payable on each Interest Payment Date applicable to such Borrowing, upon any prepayment of any Borrowing (to the extent accrued on the amount being prepaid) and at maturity.

         2.5. Purpose of Equipment Loan and Use of Proceeds. The purpose of the Equipment Loan shall be to finance the acquisition of transport equipment and other equipment and property for use by Borrower in the conduct of its business. The proceeds of the Equipment Loan shall not be used for any other purposes.

                                  ARTICLE III

                               THE LINE OF CREDIT
                             AND LETTERS OF CREDIT

3.1.     Evidence of Line of Credit Indebtedness; Advances; Repayment.

         (a) The Line of Credit shall be evidenced by that certain Amended and Restated Master Secured Promissory Note (Line of Credit Loan) of even date herewith, in the original principal amount not exceeding Twenty Million and No/100 Dollars ($20,000,000), made and executed by Borrower, payable to the order of Lender, in substantially the form attached hereto as Exhibit A-2, which amends and restates the Prior Line of Credit Note in its entirety (together with any extensions, modifications, renewals and/or replacements thereof, herein referred to as the "Line of Credit Note").

         (b) Subject to and upon compliance with all applicable terms and conditions of this Agreement, and so long as no Event of Default (or event that with the giving of notice or the passage of time or both would constitute an Event of Default) has occurred and is continuing hereunder, Lender shall advance proceeds of the Line of Credit to Borrower upon Borrower's request in an aggregate amount outstanding at any one time not to exceed the lesser of (1) the Borrowing Base in effect from time to time, or (2) $20,000,000.

         (c) The indebtedness of Borrower to Lender in connection with the Line of Credit shall be evidenced by, and payable in accordance with the terms of, the Line of Credit Note. In addition, Borrower covenants and agrees to maintain its Eligible Receivables in an aggregate amount sufficient to keep the aggregate outstanding principal balance of the advances made in respect of the Line of Credit within the limits herein specified. If at any time the limits herein specified are exceeded, Borrower shall immediately pay to Lender an amount sufficient to reduce the aggregate outstanding principal balance of the Line of Credit to an amount that is within the limits herein specified.

         (d) The Lender has issued, as listed on Exhibit B, and shall from time to time hereafter issue, letters of credit for the account of Borrower pursuant to applications submitted to Lender by Borrower. It is understood and agreed that:

                  (1) the credit availability under the Line of Credit shall be reduced by the aggregate undrawn amount from time to time available under outstanding letters of credit, and

                  (2) any amounts paid by Lender under any such letters of credit shall be deemed to be advances against the Line of Credit Note, and the indebtedness of Borrower to Lender in connection therewith shall constitute a part of the Obligations (as hereinafter defined) and shall be secured as hereinafter set forth in the same manner as all other advances made by Lender against the Line of Credit Note.

Borrower acknowledges and agrees that Lender's issuance of additional letters of credit is subject to additional conditions and restrictions which Lender may impose in its sole discretion from time to time, including the execution by Borrower of a letter of credit application and reimbursement agreement with respect to the letter of credit.

         3.2.     Notice of Line of Credit Borrowing.

                  (1) Delivery of Notice. Whenever Borrower desires to make a Line of Credit Borrowing, it shall deliver to Lender written notice (a "Notice of Line of Credit Borrowing") no later than 12:00 noon (Eastern time) of the day on which the funding of the Line of Credit Borrowing is to occur, which date must be a Business Day (a "Line of Credit Funding Date"). The Notice of Line of Credit Borrowing shall specify (i) the proposed Line of Credit Funding Date (which shall be a Business Day), and (ii) the amount of the proposed Line of Credit Borrowing. The execution and delivery of each Line of Credit Notice of Borrowing shall be deemed a representation and warranty by Borrower that the requested Line of Credit Borrowing may be made in accordance with, and will not violate the requirements of, this Agreement.

                  (2) Notice Irrevocable. A Notice of Line of Credit Borrowing for a Line of Credit Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a Line of Credit Borrowing in accordance therewith.

         3.3. Disbursement of Funds. Promptly after receipt of a Notice of Line of Credit Borrowing, and provided all conditions to such Borrowing contained herein have been met, Lender shall make the amount of the Borrowing available to Borrower on the Line of Credit Funding Date by causing an amount of immediately available (same day) funds equal to the amount of such Borrowing to be credited to the account of Borrower at the office of the Lender.

         3.4.     Interest; Interest Payments.

                  (a) The unpaid principal balance of the Line of Credit Loan, or any portion thereof, shall bear interest at a rate equal to LIBOR plus the Applicable Margin, as LIBOR and the Applicable Margin change from time to time.

                  (b) The interest accrued on each Borrowing shall be payable on each Interest Payment Date applicable to such Borrowing, upon any prepayment of any Borrowing (to the extent accrued on the amount being prepaid) and at maturity.

         3.5. Purposes of Loan and Use of Proceeds. The purpose of the Line of Credit shall be to provide working capital to Borrower and Guarantors on a revolving basis. The proceeds of the Line of Credit shall not be used for any other purposes.

         3.6.     Unused Commitment Fee. In addition to the fee payable under
Section 10.1 herein, a fee equal to the percentage per annum, as determined in accordance with the chart set forth below and calculated on the basis of a year of 360 days and payable for the actual number of days elapsed on the average daily balance, of the unused portion of the Line of Credit shall be payable by Borrower quarterly in arrears, commencing on December 31, 1998 (for the period from the date hereof through such date) and continuing thereafter on the last day of each succeeding calender quarter and on the maturity date of the Line of
Credit:

                  Debt to Worth                               Unused Commitment
                      Ratio                                     Fee Percentage
                  -------------                               -----------------

                  Less than 2.0:1.0                                 .100%
                  2.0:1.0 or greater                                .125%

For purposes of the above chart, the Debt to Worth Ratio shall be determined by reference to the most recent financial statements delivered pursuant to Section
8.4 hereof.

         3.7. Letter of Credit Fees. Borrower agrees to pay to Lender a letter of credit fee on the date of issuance of each letter of credit issued by Lender equal to the stated amount of such letter of credit multiplied by the percentage determined in accordance with the chart set forth below and the fraction of a year such letter of credit is to be outstanding based upon a 360-day year and the actual number of days to elapse:

                  Debt to Worth                               Letter of Credit
                      Ratio                                    Fee Percentage
                  -------------                               ----------------
                  Less than or equal to 1.5:1.0                      .25%
                  From 1.5 up to and including 2.5:1.0               .50%
                  2.5:1.0 or greater                                 .75%

For purposes of the above chart, the Debt to Worth Ratio shall be determined by reference to the most recent financial statements delivered pursuant to Section
8.4 hereof.

                                   ARTICLE IV

                           PAYMENTS AND COMPUTATIONS

         4.1. Prepayments. Borrower may prepay a Borrowing only upon the delivery to Lender of written notice or telephonic notice confirmed in writing not less than two (2) Business Days' prior to the date of prepayment provided that, in connection with any prepayment of a Borrowing, Borrower shall pay to the Lender the accrued interest on such Borrowing.

         4.2. Computations. To the extent permitted by applicable law, all computations of fees and interest under this Agreement payable in respect of any period shall be made by the Lender on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. In computing interest on any advance, the date of the making of such advance or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided, however, that if an advance is repaid on the same day on which it is made, one day's interest shall be paid on that advance.

         4.3. Special Provisions Governing Borrowings. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Borrowings as to the matters covered:

                  (a) Determination of Interest Rate. As soon as is practicable after 11:00 a.m. (Eastern time) on the Interest Rate Determination Date, the Lender shall determine the interest rate that shall apply to the Borrowings for which an interest rate is then being determined for the applicable Interest Period and shall give notice thereof to Borrower.

                  (b) Inability to Determine Rate. In the event the Lender shall have determined (which determination shall be conclusive and binding absent manifest error) that by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, the Lender forthwith shall give telephonic notice of such determination and of the comparable source by which the rate of interest for Borrowings shall be determined, which notice shall be confirmed in writing to Borrower.

                  (c) Illegality; Termination of Commitment to Make Borrowings. Notwithstanding any other provisions of this Agreement, if any law, treaty, rule or regulation or determination of a court or other governmental authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender to make or maintain Borrowings, as contemplated by this Agreement, then, and in any such event, Lender shall promptly give notice to Borrower of such determination, and the obligation of the Lender to make Borrowings shall be terminated and any Borrowings of the Lender then outstanding shall thereafter bear interest at Lender's Base Rate, as announced from time to time, minus one percent (1%).

                  (d) Borrowing During Interest Period. If Borrower makes a drawing under the Equipment Loan or the Line of Credit while an amount is already outstanding under the Equipment Loan or the Line of Credit, such drawing shall bear interest at the same rate as the other amounts outstanding under the Equipment Loan or the Line of Credit until the end of the then current Interest Period, and thereafter such drawing shall have the same Interest Period as the other amounts that are outstanding under the Equipment Loan or the Line of Credit.

         4.4.     Increased Costs, Reserve Requirements and Taxes.

                  (a) Increased Costs. Except to the extent reimbursed pursuant to other provisions of this Section 4.4, in the event that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (regardless of whether having the force of law):

                           (1)      does or shall subject Lender to any
additional income, preference, minimum or excise tax or to any additional tax of any kind whatsoever with respect to Borrowings or change the basis of taxation of payments to such Lender of principal, commitment fees, interest or any other amount payable in regard to Borrowings (except for changes in the rate of tax on the overall gross or net income of that Lender or its foreign branch, agency or subsidiary); or

                           (2)      does or shall impose, modify or hold
applicable any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

                           (3)      does or shall impose on that Lender any
other condition with respect to Borrowings;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Borrowing or to reduce any amount receivable hereunder; then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days of written demand therefor which notice shall describe reasonable detail the amount, nature and manner of calculating the increased cost, such additional amounts as are sufficient to compensate Lender for any such additional cost or reduced amount received.

                  (b) Capital Requirements - General. If either (i) the introduction of, or any change in, or in the interpretation by any governmental agency or court of applicable jurisdiction of, any law or regulation or (ii) compliance with any guideline, demand or order from any central bank or other governmental authority (regardless of whether having the force of law), affects or would affect in any way the amount of capital required or expected to be maintained with respect to Borrowings by Lender or any corporation controlling such Lender with the effect of reducing the rate of return on such capital to a level below the rate that Lender or such other corporation could have achieved but for such introduction, change or compliance, and Lender reasonably determines that such reduction is based on the existence of Lender's commitments as to Borrowings hereunder and other commitments of this type, then upon written demand by Lender, Borrower shall further pay to Lender from time to time as specified by Lender such additional amounts as are sufficient to reasonably compensate Lender or other corporation for such reduction.

                                   ARTICLE V

                                    SECURITY

         5.1. Security. The Obligations (as hereinafter defined) shall be secured by the following:

                  (a) Personal Property. Borrower hereby grants to Lender a security interest in the following described property and interests in property, together with all proceeds and products thereof and all accessions thereto, as applicable:

                           (1) Equipment. All equipment of Borrower (including, but not limited to, the equipment listed on Exhibit E attached hereto) other than equipment in which a security interest has been previously granted to other lenders as of the date hereof, together with all parts, accessories and attachments and all replacements thereof and additions thereto and all additional equipment or other property purchased with the proceeds of the Equipment Note; and

                           (2) Accounts, Chattel Paper, Instruments and General Intangibles. All of Borrower's present and future accounts, accounts receivable, chattel paper, instruments, and other obligations of every kind, whether now or hereafter existing, arising out of or in connection with the sale or lease of goods or the rendering of services or otherwise, claims for a tax refund, contract rights, general intangibles, customer lists, original books and records, ledgers and account cards, computer tapes, disks and printouts, and other similar collateral whether now existing or hereafter created, acquired, or arising, and the proceeds thereof, including, but not limited, to:

                                    (A)      All of the Borrower's accounts,
                           accounts receivable, chattel paper, instruments and other obligations of any kind, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance, whether now or hereafter existing, arising out of or in connection with the sale or lease of goods or the rendering of services or otherwise relating to any such Accounts Receivable; and

                                    (B)      All claims for tax refunds,
                           whether now existing or hereafter arising, of Borrower against any city, county, state or federal government or any agency or authority or other subdivision thereof, and the proceeds thereof; and

                                    (C)      All of Borrower's contract rights
                           and general intangibles ("General Intangibles") of every kind, character and description, both now owned and hereafter acquired, including, without limitation, goodwill, trademarks, trade styles, trade names, patents, patent applications, and deposit accounts; and

                                    (D)      All of Borrower's customer lists,
                           original books and records, ledger and account cards, computer tapes, discs and printouts, whether now in existence or hereafter created; and

                                    (E)      All proceeds ("Proceeds") of any
                           and all of the foregoing collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Lender is the loss payee thereunder), any indemnity, warranty, or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing collateral, and including, without limitation, all monies due or to become due in connection with any of the collateral, guaranties and security for the payment of such monies, the right of stoppage in transit, and all returned or repossessed goods arising from the sale or lease thereof;

         in each case, whether now owned or hereafter acquired by the Borrower and howsoever its interest therein may arise or appear whether by ownership, lease, security interest, claim or otherwise.

                  (b) Guaranty. The Guaranty Agreement of even date herewith, executed by FAI, FAF Inc. and Transportation Properties, Inc., jointly and severally (each individually a "Guarantor" and collectively the "Guarantors"), guaranteeing to Lender, among other things, the payment of the indebtednesses evidenced by the Notes and the performance of the obligations of Borrower to Lender in connection therewith (the "Guaranty").

                  (c) Security Agreement. The Security Agreement of even date herewith, executed by the Guarantors, granting Lender a security interest in the assets described therein to secure, among other things, the payment of the indebtednesses evidenced by the Notes and the performance of the obligations of Borrower to Lender in connection therewith (the "Guarantor Security Agreement").

                  (d) Pledge and Security Agreement. The Pledge and Security Agreement of even date herewith, executed by Borrower, pledging to Lender all of the stock of Forward Air Royalty Company, Forward Air International Airlines, Inc., Transportation Properties (Texas), Inc., and Forward Air Licensing Company, wholly-owned subsidiaries of Borrower, and pledging all promissory notes from any of the Guarantors to Borrower, to secure, among other things, the payment of the indebtednesses evidenced by the Notes and the performance of the obligations of Borrower to Lender in connection therewith (the "Pledge Agreement").

         This Agreement, the Guaranty, the Guarantor Security Agreement, and the Pledge Agreement and any other instruments, documents or agreements now or hereafter securing the Obligations are herein referred to individually as a "Security Instrument" and individually and collectively as the "Security Instruments". The Security Instruments, together with the Notes and any other instruments and documents now or hereafter evidencing, securing or in any way related to the indebtednesses evidenced by the Notes are herein referred to individually as a "Loan Document" and individually and collectively as the "Loan Documents".

         5.2. Obligations. Without limiting any of the provisions thereof, the Security Instruments shall secure:

                  (a) The full and timely payment of the indebtednesses evidenced by the Notes, together with interest thereon, and any extensions, modifications and/or renewals thereof and any notes given in payment thereof,

                  (b) The full and prompt performance of all of the obligations of Borrower to Lender under the Loan Documents to which Borrower is a party,

                  (c) The full and prompt payment of all court costs, expenses and costs of whatever kind incident to the collection of the indebtednesses evidenced by the Notes, the enforcement or protection of the security interests of the Security Instruments and/or the exercise by Lender of any rights or remedies of Lender with respect to the indebtednesses evidenced by the Notes, including but not limited to attorney's fees and expenses incurred by Lender, all of which Borrower agrees to pay to Lender upon demand, and

                  (d) The full and prompt payment and performance of any and all other indebtednesses and other obligations of Borrower to Lender, direct or contingent (including but not limited to obligations incurred as indorser, guarantor or surety or the obligation to reimburse Lender with respect to any draws on letters of credit issued by the Lender on Borrower's behalf), however evidenced or denominated, and however and whenever incurred, including but not limited to indebtednesses incurred pursuant to any present or future commitment of Lender to Borrower.

All of the foregoing indebtedness and other obligations are herein collectively referred to as the "Obligations".

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

        6.1. Condition Precedent to Loans. The obligation of Lender to advance the proceeds of either Loan to or for the account of Borrower is subject to the condition precedent that Lender shall have received each of the following, in form and substance satisfactory to the Lender and its counsel:

                  (a) Notes. The Notes, duly executed by Borrower, which Notes shall be deemed delivered as of the date all of the other conditions precedent set forth in this Section 6.1 have been met;

                  (b) Security Instruments. The Security Instruments, duly executed by the parties thereto, together with: (1) acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Lender, desirable to perfect the security interests created by this Agreement and the other Security Instruments or such other documents, such as certificates of title with Lender's lien noted thereon, that are necessary to perfect Lender's security interest; and
         (2) evidence of the public recording or filing of such of the Security Instruments as Lender deems it necessary or desirable to record or file publicly, in such offices as Lender shall require, together with evidence satisfactory to Lender of the priority of the liens, security titles and/or security interests of such Security Instruments;

                  (c) Title to Assets. Evidence satisfactory to Lender demonstrating that Borrower or a Guarantor is the owner of the collateral security described in the Security Instruments, free and clear of defects therein or claims thereto by persons other than Borrower, Guarantor and Lender;

                  (d) Guaranty. The Guaranty, duly executed by the Guarantors;

                  (e) Insurance. Evidence satisfactory to Lender of the existence of the policies of insurance required by the provisions of
         Article V of this Agreement;

                  (f) Evidence of Corporate Action by Borrower and Guarantors. Certified (as of the date of this Agreement) copies of all corporate action taken by Borrower and the Guarantors, including resolutions of their board of directors, authorizing the execution, delivery and performance of the Loan Documents to which each is a party and each other document to be delivered by Borrower or any Guarantor pursuant to this Agreement;

                  (g) Incumbency and Signature Certificates. A certificate (dated as of the date of this Agreement) of the Secretary or an Assistant Secretary of Borrower and each Guarantor certifying the names and true signatures of the officers of Borrower and each Guarantor authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by Borrower or any Guarantor under this Agreement;

                  (h) Organizational Documents. Copies of the corporate charter and other publicly filed organizational documents of Borrower and each Guarantor, certified by the Secretary of State or other appropriate public official in the jurisdiction in which Borrower or any Guarantor is incorporated;

                  (i) Evidence of Legal Existence/Good Standing. A certificate as to the legal existence and good standing of Borrower and each Guarantor, issued by the Secretary of State or other appropriate public official in the jurisdiction in which Borrower or such Guarantor is incorporated;

                  (j) Evidence of Foreign Qualifications. Certificates of the Secretaries of State or other appropriate public officials as to Borrower's and each Guarantor's qualification to do business and good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on Borrower's financial position or its ability to conduct its business in the manner now conducted and as hereafter intended to be conducted;

                  (k) Commitment Fee. Borrower shall have paid to Lender a commitment fee in the amount of $10,000.

                  (l) Distribution. Borrower shall have effected a distribution of the common stock of Landair Corporation as approved by its Board of Directors on July 9, 1998 and shall have completed the transfer of certain assets of Borrower as described in that certain August, 1998 letter from the Internal Revenue Service to Borrower (the "Distribution").

         6.2. Additional Condition(s) Precedent to Loans. The obligation of Lender to make each advance of Loan proceeds to or for the account of Borrower (including the initial advance or advances) is subject to the further condition(s) precedent that on and as of the date of such advance:

                  (a) Representations and Warranties True; Absence of Default. The following statements shall be true, and Borrower's request for such advance shall constitute an affirmation by Borrower that:

                           (1)      The representations and warranties
                  contained in Article VII of this Agreement are correct on and as of the date of such advance as though made on and as of such date; and

                           (2) Neither an Event of Default (as hereinafter defined), nor any event that with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing, or would result from such advance; and

                  (b) Additional Documentation. Lender shall have received such other approvals, opinions and documents as Lender reasonably may request.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Lender as follows:

         7.1. Corporate Status. Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee; and each has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Borrower and each Guarantor is duly qualified to do business and in good standing in the State of Tennessee and in each state in which a failure to be so qualified would have a material adverse effect on Borrower's or such Guarantor's financial position or its ability to conduct its business in the manner now conducted.

         7.2. Authorization. Borrower and each Guarantor has full legal right, power and authority to conduct its business and affairs in the manner contemplated by the Loan Documents, and to enter into and perform its obligations thereunder, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower or any Guarantor is a party and the performance by Borrower and each Guarantor of its obligations thereunder are within the corporate powers of Borrower and such Guarantor, have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the charter or by-laws of Borrower or any agreement binding upon Borrower or its properties. The officer(s) executing this Agreement, the Notes and all of the other Loan Documents to which Borrower or any Guarantor is a party are duly authorized to act on behalf of Borrower or such Guarantor.

         7.3. Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms subject to applicable bankruptcy and other creditor rights laws and subject to principles of equity.

         7.4. Other Transactions. There are no prior loans, liens, security interests, agreements or other financings upon which Borrower or any Guarantor is obligated or by which Borrower or any Guarantor is bound that will in any way permit any third person to have or obtain priority over Lender as to any of the collateral security granted to Lender pursuant to this Agreement and the other Security Instruments. Consummation of the transactions hereby contemplated and the performance of the obligations of Borrower and the Guarantors under and by virtue of the Loan Documents to which Borrower or any Guarantor is a party will not result in any breach of, or constitute a default under, any loan or credit agreement, indenture, mortgage, deed of trust, security deed or agreement, lease, corporate charter or by-laws, agreement or certificate of limited partnership, partnership agreement, license, franchise or other instrument or agreement to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or any of their properties may be bound or affected.

         7.5. Places of Business. The records with respect to all intangible personal property constituting a part of the collateral security for the Obligations are maintained at Borrower's chief place of business and chief executive office, which has the address of 430 Airport Road, Greeneville, Tennessee 37745. All tangible personal property constituting a part of the collateral security for the Obligations, except for transportation equipment subject to a certificate of title, is or will be located at Borrower's chief place of business and chief executive office and/or at any specific locations set forth on attached Exhibit C.

         7.6. Litigation. There are no actions, suits or proceedings pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or any Guarantor or involving the validity or enforceability of any of the Loan Documents or the priority of the liens thereof, at law or in equity, or before any governmental or administrative agency, except actions, suits and proceedings that are covered by insurance or for which the Company has created reserves which in the opinion of the Borrower's management are reasonably calculated to cover claimed exposures, or which, if adversely determined, would not materially impair the ability of Borrower or any Guarantor to perform each and every one of its obligations under and by virtue of the Loan Documents; and to Borrower's knowledge, neither Borrower nor any Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority that would materially affect Borrower's or any Guarantor's business.

         7.7. Financial Statements. The financial statement(s) of Borrower and the Guarantors heretofore delivered to Lender are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial conditions of the subjects thereof as of the date(s) thereof. Except for the transactions contemplated as a part of the Distribution, no material adverse change has occurred in the financial condition of Borrower or any Guarantor since the date(s) thereof, and no additional borrowings have been made or liabilities incurred by Borrower or any Guarantor since the date(s) thereof.

         7.8. No Defaults. With the exception of defaults or Events of Default which would not have a material adverse effect on the properties, business, results of operations, management or financial or other condition of Borrower or a Guarantor or on the ability of Borrower to perform its obligations under the Loan Documents to which it is a party, no default or event of default by Borrower or any Guarantor exists under any of the Loan Documents to which it is a party, or under any other instrument or agreement to which Borrower or any Guarantor is a party or by which Borrower, any Guarantor or any of their properties may be bound or affected, and no event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any Loan Document to which it is a party.

         7.9. Compliance With Law. Borrower and each Guarantor have obtained all material licenses, permits and governmental approvals and authorizations necessary or proper in order to conduct their businesses and affairs as heretofore conducted and as hereafter intended to be conducted, including, but not limited to, any licenses, permits and governmental approvals and authorizations relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of hazardous materials. Borrower and each Guarantor is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that noncompliance, in the aggregate, cannot reasonably be expected to have a material adverse effect on its business, operations, property or financial condition and will not materially adversely affect its ability to perform its obligations under the Loan Documents to which it is a party. Neither Borrower nor any Guarantor has received, and does not expect to receive, any order or notice of any violation or claim of violation of any law, regulation, decree, rule, judgment or order of any governmental authority or agency relating to the ownership and/or operation of its properties, as to which the cost of compliance is or might be material and the consequences of noncompliance would or might be materially adverse to its business, operations, property or financial condition, or which would or might materially impair its ability to perform its obligations under the Loan Documents to which it is a party.

         7.10. No Burdensome Restrictions. No instrument, document or agreement to which Borrower or any Guarantor is a party or by which it or its properties may be bound or affected materially adversely affects, or may reasonably be expected so to affect, the business, operations, property or financial condition thereof.

         7.11. Taxes. Borrower and each Guarantor has filed or caused to be filed all tax returns that to Borrower's knowledge are required to be filed (except for returns that have been appropriately extended), and each has paid all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved) except to the extent that the failure to file such returns or pay such amounts would not have a material adverse effect on such Borrower or Guarantor. No tax liens have been filed against Borrower, any Guarantor or any of the property thereof.

         7.12. Equipment. The equipment constituting a part of the collateral for the Obligations is owned solely by Borrower or a Guarantor, and Borrower and each Guarantor has full right, power and authority to grant to Lender a valid and enforceable security interest therein. Lender's security interest in such equipment constitutes a first and prior lien upon and security interest in such equipment, and no other person or entity has any right, title, interest, security interest, claim or lien with respect thereto.

         7.13. Receivables, Etc. With respect to Receivables resulting from the rendition of services to Borrower's or any Guarantor's customers, (a) each such Receivable is a valid and bona fide existing obligation created by or arising out of the rendition of services to Borrower's or a Guarantor's customers in the ordinary course of business, (b) such Receivables are owned solely by Borrower or a Guarantor and Borrower or such Guarantor has all necessary right, power and authority to grant to Lender a valid and enforceable security interest therein, (c) Lender's security interest in such Receivables constitutes a first and prior lien upon and security interest in such Receivables, and no other person or entity has any right, title, interest, security interest, claim or lien with respect thereto, (d) each such Receivable will at all times be unconditionally owed to Borrower or a Guarantor and enforceable against the obligor(s) with respect thereto without dispute of any kind, and (e) each such Receivable constituting an Eligible Receivable is an "account", "contract right" or "chattel paper" within the meaning of the Tennessee Uniform Commercial Code and is not evidenced by any other instrument or document (except as specifically disclosed to Lender and accepted by Lender as an Eligible Receivable) that would in any way change or alter its character as an account, contract right or chattel paper.

         7.14. Other Subsidiaries. The net income from the Other Subsidiaries is less than five percent (5%) of the combined net income of the Borrower, Guarantors and Other Subsidiaries and the assets of the Other Subsidiaries is less than five percent (5%) of the combined assets of the Borrower, Guarantors and Other Subsidiaries.

                                  ARTICLE VIII

                            COVENANTS AND AGREEMENTS

         Borrower covenants and agrees that during the term of this Agreement:

         8.1. Payment of Obligations. Borrower will pay the indebtednesses evidenced by the Notes according to the tenor thereof, and will timely pay or perform, as the case may be, all of the other Obligations.

         8.2. Sales of Assets. Neither Borrower nor any Guarantor will sell, exchange, lease, transfer or dispose (other than in the normal course of business) of all or substantially all of its assets.

         8.3. Further Assurances. Borrower and each Guarantor will take all reasonable actions requested by Lender to create and maintain in Lender's favor valid liens upon, security titles to and/or perfected security interests in the collateral security described in the Security Instruments and all other security for the Obligations now or hereafter held by or for Lender. Without limiting the foregoing, Borrower and each Guarantor shall execute such further instruments (including financing statements and continuation statements) as may be required or permitted by any law relating to notices of, or affidavits in connection with, the perfection of Lender's security interests, and to cooperate with Lender in the filing or recording and renewal thereof.

         8.4.     Financial Statements.  Borrower will furnish to Lender:

                  (a) As soon as practicable and in any event within one hundred and twenty (120) days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and the Guarantors as of the close of such fiscal year, the related statements of income, cash flow and shareholders' equity for such fiscal year and all notes to such financial statements, in such form as is required of publicly traded companies by the United States Securities Exchange Commission ("SEC"), audited by independent certified public accountants satisfactory to Lender, and accompanied by the opinion of such accountants.

                  (b) As soon as practicable and in any event within forty-five (45) days after the end of each quarter-annual period of Borrower's fiscal year, a consolidated balance sheet of Borrower and the Guarantors as of the close of such quarterly period, and the related statements of income, cash flow and shareholders' equity for such quarterly period, in such form as is required of publicly traded companies by the SEC.

                  (c) Upon each drawing by Borrower under the Line of Credit and at such other times as Lender may reasonably request, a Borrowing Base Certificate in the form attached hereto as Exhibit D or such other form as is reasonably requested by Lender.

                  (d) With reasonable promptness, such other financial data as Lender reasonably may request and all filings made by the Borrower with the SEC.

         Notwithstanding the foregoing, until four complete fiscal quarters have occurred after the Distribution, Borrower shall also provide to Lender on the same date the financial statements described in (b) above are delivered, financial statements of the Borrower, Guarantors and Other Subsidiaries for the prior fiscal quarters that reflect, in the best judgment of Borrower and in a manner reasonably acceptable to Lender, the assets, liabilities, income and losses which such entities would otherwise have had if the Distribution had taken place prior to the beginning of the periods covered by such financial statements. Such financial statements shall be used to determine compliance with the covenants in Section 8.17 hereof and for purposes of determining the Applicable Margin

         8.5. Maintenance of Books and Records; Inspection. Borrower and each Guarantor will maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit any person designated by Lender in writing to visit and inspect any of its properties (including but not limited to the collateral security described in the Security Instruments), corporate books and financial records, and to discuss its accounts, affairs and finances with Borrower, Guarantor or the principal officers of Borrower or any Guarantor during reasonable business hours, all at such times as Lender reasonably may request.

         8.6. Insurance. Without limiting any of the requirements of any of the other Loan Documents, Borrower will maintain or cause to be maintained for Guarantors, in amounts satisfactory to Lender:

                  (a)      comprehensive public liability insurance;

                  (b) worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by Lender); and

                  (c) "all-risk" property/casualty insurance on its properties (including but not limited to the collateral security now or hereafter securing payment and performance of the Obligations), against such hazards and in at least such amounts as is customary in Borrower's business and with such deductible and/or self-insurance provisions as are acceptable to Lender.

         Lender agrees that the insurance coverages and self-insurance retention that Borrower presently maintains are acceptable to Lender, and Borrower agrees to obtain Lender's consent to any material changes in such insurance coverages and/or self-insurance retention..

         At the request of Lender from time to time, Borrower will deliver to Lender certificates issued by the insurer(s), specifying the details of such insurance in effect. To the extent that proceeds are payable under Borrower's or any Guarantor's policies of property/casualty insurance with respect to any damage or loss of equipment that is collateral for the Loans, such policies shall provide that such proceeds shall be payable to Borrower or the appropriate Guarantor and Lender as their respective interests may appear, and that at least thirty (30) days' prior written notice of cancellation or modification of the policy shall be given to Lender by the insurer. Borrower agrees that there shall be no recourse against Lender for the payment of premiums, commissions, assessments or advances in respect of any such policy, and at Lender's request will provide Lender with the agreement of the insurer(s) to this effect. Lender may, at its option upon an Event of Default, act as attorney for Borrower or any Guarantor in obtaining, adjusting, settling and canceling any such insurance that relates to the collateral that secures the Loans and endorsing any drafts with respect thereto, and this power, being coupled with an interest, shall be irrevocable prior to payment in full of the Loans and performance of all of the obligations of Borrower to Lender in connection therewith.

         8.7. Taxes and Assessments; Tax Indemnity. Borrower and each Guarantor will (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or any Guarantor, upon their income and profits or upon any properties belonging to any of them, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of any of their properties; provided, however, that Borrower or any Guarantor in good faith may contest any such tax, assessment, governmental charge or levy so long as appropriate reserves are maintained with respect thereto. If any tax is or may be imposed by any governmental entity in respect of any transaction of Borrower or any Guarantor, which tax Lender is or may be required to withhold or pay, Borrower agrees to indemnify Lender and hold Lender harmless in connection with such taxes, and Borrower will immediately reimburse Lender for any such taxes paid by Lender and added to the Obligations pursuant to the terms hereof.

         8.8. Corporate Existence. Borrower and each Guarantor will maintain its corporate existence and good standing in the state of its incorporation, and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is necessary pursuant to applicable law. Borrower and each Guarantor may from time to time change its name provided that Borrower or such Guarantor has given Lender advance notice of such change and has taken such actions as Lender deems necessary to insure that such change of name does not impair Lender's security interest in the Collateral or its perfection therein.

         8.9. Compliance with Law and Other Agreements. Borrower and each Guarantor will maintain its business operations and property owned or used in connection therewith in material compliance with (a) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, including, but not limited to, any laws, regulations or ordinances relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment or disposal of hazardous materials and (b) all agreements, licenses, franchises, indentures and mortgages to which Borrower or any Guarantor is a party or by which Borrower, any Guarantor or any of their properties is bound. Without limiting the foregoing, Borrower and each Guarantor will pay all of its indebtedness promptly in accordance with the terms thereof.

         8.10. Notice of Default. Borrower will give written notice to Lender of the occurrence of any default, event of default or Event of Default under this Agreement or any other Loan Document promptly upon the occurrence thereof.

         8.11. Notice of Litigation. Upon request, Borrower shall give Lender a list of all pending actions, suits, proceedings and disputes instituted by any persons whomsoever against Borrower or any Guarantor, or affecting any of Borrower's or any Guarantor's assets in connection with any applicable federal, state or local laws or regulations, or any dispute between Borrower or any Guarantor on the one hand and any governmental regulatory body on the other hand.

         8.12. ERISA Plan. If Borrower or any Guarantor has in effect, or hereafter institutes (with Lender's consent, as hereinafter provided), a pension plan that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. ss. 1001 et seq. (1975), as amended from time to time ("ERISA"), then the following warranty and covenants shall be applicable during such period as any such plan (the "Plan") shall be in effect: (a) Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (b) Borrower hereby covenants that throughout the existence of the Plan, Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Plan, (c) Borrower hereby covenants that the Plan's annual financial and actuarial statements and the Plan's annual Form 5500 information return will be timely filed with the Internal Revenue Service and a copy delivered to Lender within thirty (30) days of the preparation thereof, and (d) Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed. Notwithstanding anything herein to the contrary, Borrower shall not be deemed to be in breach of this Agreement with regard to any breach of a warranty or covenant contained in this Section 8.12 which would not have a material adverse effect on the business operations or financial condition of such Borrower or Guarantor.

         No new Plan shall be instituted by Borrower or any Guarantor unless Lender shall have given its written consent thereto.

         8.13. Places of Business; Mobile Goods. The location of the chief place of business, chief executive office and all other places of business of Borrower and each Guarantor are set forth on Exhibit C. Upon Lender's request, Borrower shall update Exhibit C from time to time. Borrower agrees not to change the location of its places of business in Greeneville, Tennessee, Atlanta, Georgia or Columbus, Ohio or the location at which it maintains its records concerning the intangible collateral security for the Obligations, without thirty (30) days' prior written notice to Lender in each instance.

         8.14. Maintenance of Collateral. Borrower will maintain all tangible personal property constituting any part of the collateral security described in the Security Instruments in good condition and repair, will pay all costs and expenses incurred in the maintenance of same, and will not permit any act or occurrence that may impair the value thereof. Prior to the occurrence of an Event of Default (as hereinafter defined), Borrower or the applicable Guarantor will be entitled to possession of such tangible collateral and to use same in any lawful manner permitted hereunder, provided that such use does not cause excessive wear and tear to such collateral, nor cause it to decline in value at an excessive rate, nor violate the terms of any policy of insurance, if any, thereon.

         8.15.    Special Agreements With Respect to Receivables.

                  (a) By the execution of this Agreement, Lender shall not be obligated to do or perform any of the acts or things provided in any contracts covered hereby to be done or performed by Borrower or any Guarantor, but upon the occurrence of an Event of Default, Lender may, at its election, perform some or all of the obligations provided in said contracts to be performed by Borrower or any Guarantor, and if Lender incurs any liability or expenses by reason thereof, same shall be payable by Borrower upon demand and same shall also be secured by this Agreement and the other Loan Documents. Upon an Event of Default, Borrower will, on request from Lender, submit to Lender duplicate copies of all invoices on outstanding Receivables subject to Lender's security interest.

                  (b) Upon an Event of Default, if requested by Lender, (i) Borrower and each Guarantor will forthwith on receipt of all checks, drafts, cash and other remittances in payment of inventory sold, or in payment on account of Borrower's or any Guarantor's Receivables, deposit the same in a special bank account maintained with Lender over which Lender alone has power of withdrawal, and/or (ii) Borrower will immediately notify all account debtors to direct payments to a lockbox in accordance with a Lockbox Service Agreement entered into or to be entered into between Borrower and Lender. Said proceeds shall be deposited in precisely the form received, except for the indorsement of Borrower or the Guarantor where necessary to permit collection of items, which indorsement Borrower agrees to make or obtain, and which Lender is also hereby authorized to make on Borrower's or the Guarantor's behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash or other remittances with any of Borrower's other funds or property, but will hold them separate and apart therefrom and in trust for Lender until deposit thereof is made in the special account. The funds in said account and any funds collected by Lender under a Lockbox Service Agreement shall be held by Lender as additional security for the Obligations. Lender will, usually on a daily basis but in any event at least once a week, apply the whole or any part of the collected funds on deposit in the special account and from the lockbox against the Obligations; the amount, order and method of such application to be in the discretion of Lender. Any portion of said funds on deposit in the special account and from the lockbox that Lender elects not to so apply may be paid over by Lender to Borrower.

                  (c) Without limiting the provisions of subsection 8.15(b), Borrower acknowledges and agrees that upon the occurrence of an Event of Default (or an event that with the giving of notice or the passage of time or both would constitute an Event of Default), Lender will have the right to notify the account debtors obligated on any or all of Borrower's or any Guarantor's Receivables to make payment thereof direct to Lender, and to take control of all proceeds of any such Receivables. Until such time as Lender elects to exercise such right, Borrower and each Guarantor is authorized, as agent of Lender, to collect and enforce said Receivables.

                  (d) Lender shall be privileged to enjoy all the rights and remedies of Borrower and each Guarantor as to the Receivables and shall be and become subrogated to all guaranties and securities possessed by Borrower or any Guarantor or due to come into Borrower's or any Guarantor's hands, but Lender shall not be liable in any manner for exercising or refusing to exercise any rights thereby bestowed.

                  (e) Upon an Event of Default, Borrower will notify Lender promptly of all returns and recoveries of merchandise and of all disputes and claims, and Borrower will settle or adjust disputes and claims directly with customers for amounts and upon terms it considers advisable and dispose of merchandise returns as it sees fit, unless Lender directs Borrower to make such settlements, adjustments and disposals subject to Lender's approval. In all cases Lender will credit Borrower's loan account with only the net amounts received by Borrower in payment of Receivables.

                  (f) Borrower hereby appoints the officers of Lender and/or any other person whom Lender may designate as Borrower's attorney(s)-in-fact with full power to endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come in Lender's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on schedules of assignments of Receivables, on notices of assignment, on financing statements, applications for noting of liens on certificates of title and other public records or documents of any kind as necessary or desirable to insure perfection or enforceability of Lender's security interests in or liens on property of Borrower granted hereunder or otherwise, on verification of accounts and on notices to customers; to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender; to receive, open and dispose of all mail addressed to Borrower; to send requests for verifications of accounts to customers; and to do all other things Lender deems necessary to carry out this Agreement. Borrower hereby ratifies and approves all acts of the attorney(s) and neither Lender nor the attorney(s) for Lender will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any money remains owing to Lender from Borrower; provided, however, that Lender shall not exercise such power unless an Event of Default has occurred and is continuing hereunder.

         8.16. Debt to Worth Ratio. Borrower shall maintain as of the end of each fiscal quarter a Debt to Worth Ratio of not more than (i) 3.75 to 1.00 for the period from September 10, 1998 until December 31, 1998, (ii) 3.50 to 1.00 for the period from January 1, 1999 until March 31, 1999, (iii) 3.25 for the period from April 1, 1999 until June 30, 1999, and (iv) 3.00 to 1.00 thereafter.

         8.17. Cash Flow Coverage. Borrower shall maintain as of the end of each fiscal quarter for the four prior fiscal quarters a Cash Flow Coverage Ratio of not less than 1.25 to 1.00.

         8.18. Relationship with Lender. Borrower shall maintain their material operating accounts and investment accounts with Lender and utilize Lender as their "primary depository" until the Loans have been paid in full.

         8.19. Net Worth. Borrower, Guarantors and the Other Subsidiaries shall maintain on a consolidated basis as of the end of each fiscal quarter a Net Worth of not less than an amount equal to ninety percent (90%) of their consolidated Net Worth as of the date hereof plus fifty percent (50%) of cumulative net income (provided that any net loss arising from any fiscal quarter or other accounting period shall be counted as zero in calculating cumulative net income) from the date hereof through such fiscal quarter end plus one hundred percent (100%) of the aggregate proceeds from the issuance of stock, warrants or other equity interests in Borrower or any Guarantor occurring from the date hereof through the date of such fiscal quarter end.

         8.20. Capital Expenditures and Acquisitions. Without the prior written consent of Lender, Borrower, Guarantors and the Other Subsidiaries shall not individually or collectively make aggregate capital expenditures in any fiscal year in excess of $25,000,000 or make acquisitions of stock or assets in any fiscal year where the aggregate purchase price for such stock or assets is in excess of $20,000,000.

         8.21. Indebtedness. Neither Borrower nor any Guarantor shall incur, create, assume or permit to exist any indebtedness or liability for borrowed money, or on account of deposit, advance or progress payments under contracts, or any other indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations, except:

         (a)      Indebtedness(es) to Lender evidenced by the Notes;

         (b) Indebtedness for borrowed money under notes and lease obligations secured by newly acquired equipment;

         (c) Trade accounts payable, taxes payable, deferred sales, accrued employees' bonuses and withheld amounts, accrued liabilities with respect to contributions to pension plans and other similar short-term obligations incurred by Borrower or a Guarantor in the normal course of operating its business, provided that (i) the amount of such obligations shall not be unduly large, in the reasonable judgment of Lender, considering the size and nature of Borrower's and

Guarantors' businesses, and (ii) the Borrower and Guarantors shall not be in default with respect to any of such obligations.

         (d) Other indebtedness incurred for any purpose which is not secured, in whole or in part, by any lien or security interest upon the collateral for the Loans (unless such indebtedness is secured by a purchase money security interest in equipment acquired after the date hereof), provided that the incurring of any such indebtedness does not create or result in a violation of any other provision hereof.

         8.22. Mortgages, Liens, Etc. Neither Borrower nor any Guarantor shall create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

         (a)      Liens securing payment of the Loans;

         (b)      Existing liens securing indebtednesses permitted under
Section 8.20(b) above; and

         (c)      Permitted Encumbrances described on Exhibit F hereto.

         8.23. Guaranties. Neither Borrower nor any Guarantor shall guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other person or agreement for the furnishing of funds to any other person through the purchase of goods, supplies or services, or by way of stock purchase, or discharging the indebtedness of any other person, or otherwise, except for (i) guaranties in favor of Lender,
(ii) the endorsement of negotiable instruments by Borrower or any Guarantor in the ordinary course of business for collection, and (iii) guaranties of indebtedness which are not in the aggregate in excess of twenty-five percent (25%) of the consolidated Net Worth of Borrower and Guarantors.

         8.24. Consolidation or Merger. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall enter into any transaction, acquisition, merger or consolidation which would result in an acquisition by Borrower or any Guarantor of the assets or stock or other equity interests of another entity or a merger or consolidation of Borrower or any Guarantor with an entity unless (i) the merging or acquired entity is in the same line of business of Borrower or such Guarantor, (ii) the acquired assets, or the assets possessed by the merging or acquired entity, do not have a fair market value that is more than forty-nine percent (49%) of the fair market value of Borrower or such Guarantor, and (iii) the surviving entity of such merger or consolidation, if any, is the Borrower or such Guarantor. In addition to the foregoing limitations, Borrower shall not acquire, without the prior written consent of Lender, the assets or stock or other equity interests of any entity if the portion of the acquisition price that is attributable to intangible assets exceeds 20% of the consideration paid or assumed by Borrower in connection with such acquisition.

         8.25. Loans and Investments. Neither Borrower nor any Guarantor shall make any loans to or investments in, or, purchase any stock, other securities or evidence of indebtedness of any person, except as follows: (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (ii) marketable securities issued by an agency of the United States government, (iii) commercial paper rated A-1 by Standard and Poors Corporation, or P-1 by Moody's Investors Services, Inc.,
(iv) certificates of deposit of or bankers' acceptances accepted by domestic commercial banks in the United States of America having a combined capital and surplus of at least Ninety Million Dollars ($90,000,000.00), (v) repurchase agreements with respect to any of the foregoing, (vi) loans permitted by the provisions of Section 8.26 hereof or (vii) loans by Borrower to any Guarantor of the proceeds of the Loans for the purposes permitted hereunder pursuant to promissory notes properly pledged to Lender. This negative covenant shall be inapplicable to loans other than to Guarantors except where the transaction which is prohibited would either create or result in a violation of Section 8.16, Section 8.17, or Section 8.19 hereof, or impair, directly or indirectly, the value of the collateral for the Loans.

         8.26. Dividends, Redemptions and Other Payments. Neither Borrower nor any Guarantor shall (a) declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any shares of its capital stock of any class, or (b) purchase, redeem or otherwise acquire for value any shares of its capital stock of any class, or commit to do any of same, or set aside any sum therefor, or permit any subsidiary to purchase or acquire for value any shares of its capital stock of any class, or commit do to any of the same, or set aside any sum therefor, or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of Borrower or the Guarantors, in such a manner which violates applicable law and/or any filings of Borrower with applicable securities agencies and stock exchanges and related restrictions and regulations. This negative covenant shall be inapplicable except where the transaction which is prohibited would either create or result in a violation of Section 8.16, Section 8.17 or Section
8.19 hereof.

         8.27. Loans to Officers and Employees. Without the prior written consent of Lender, neither Borrower nor any Guarantor shall permit or allow loans to officers and employees of Borrower or any Guarantor, in the aggregate, to exceed at any one time outstanding the sum of One Hundred Fifty Thousand Dollars ($150,000.00).

         8.28. Creation of Subsidiaries. Borrower may create additional subsidiaries, without the prior written consent of Lender, only if the following conditions are met:

                  (a) each such subsidiary is engaged in a business directly related to the Borrower's business, and

                  (b) (i) each such subsidiary guaranties the obligations of Lender hereunder and under the Notes by the execution of a Guaranty Agreement in the same form as executed by Guarantors, joins with the other Guarantors in the Security Agreement, and delivers to Borrower a promissory note in the form of the promissory notes delivered by the other

         Guarantors and pledged to the Lender under the Pledge Agreement, and Borrower enters into an amendment to the Pledge Agreement whereby it pledges such promissory note to the Lender; or (ii) Borrower enters into an amendment of the Pledge Agreement whereby it pledges to the Lender all of the stock of such subsidiary and such subsidiary becomes an Other Subsidiary under this Agreement; and

                  (c)      each such subsidiary delivers to the Lender:

                           (i) a copy of its charter or certificate of incorporation, certified by the appropriate official in its jurisdiction of organization, in form and substance satisfactory to the Lender, and a copy of its bylaws, and all amendments thereto, together with a certificate of its Secretary stating that such copy is complete and correct;

                           (ii)     a certificate of the appropriate
                  governmental officials stating that such subsidiary exists, is in good standing with respect to the payment of franchise and similar taxes and is duly qualified to transact business in the state;

                           (iii) a certificate of the secretary of the subsidiary as to the incumbency and signature of all officers of such subsidiary authorized to execute or attest to the Loan Documents to which such subsidiary is a party, together with evidence of the incumbency of each such secretary or other officer;

                           (iv) with respect to such subsidiary (A) copies of the resolution authorizing, approving and ratifying the Loan Documents to which such subsidiary is a party, duly adopted by the board of directors of such subsidiary, together with (B) a certificate of the secretary or other appropriate officer of such subsidiary stating that each such copy is a true and correct copy of resolutions duly adopted at a meeting, or by action taken on written consent, of the board of directors of such subsidiary and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the date hereof; and

                           (v)      all other documents, instruments,
                  agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance satisfactory to the Lender and its counsel, as the Lender reasonably may request.

         8.29. Amount of Equipment Loan. In the event that the total outstanding indebtedness under the Equipment Loan is at any time in excess of ninety percent (90%) of the book value of the Borrower's equipment in which the Lender has a perfected security interest hereunder (the "Equipment Collateral"), then Borrower shall not pay any dividends or prepay any loans from other creditors until the outstanding amount of the Equipment Loan is reduced to an amount which is not in excess of ninety percent (90%) of the book value of the Equipment Collateral.

         8.30. Operations of Other Subsidiaries. Without the prior written permission of Lender, Borrower shall not permit the Other Subsidiaries to conduct such business which would cause the net income of the Other Subsidiaries would exceed five percent (5%) of the combined net income of the Borrower, Guarantors and Other Subsidiaries or cause the assets of the Other Subsidiaries to exceed five percent (5%) of the combined assets of the Borrower, Guarantors and Other Subsidiaries.

                                   ARTICLE IX

                              DEFAULT AND REMEDIES

         9.1. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

                  (a) Borrower shall fail to pay the principal of, or interest on, the indebtedness evidenced by any of the Notes, or any other fee or charge payable by Borrower hereunder, as and within ten
         (10) days of when due and payable (provided that Borrower shall only be entitled to such ten-day grace period twice within any twelve-month period);

                  (b) Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement or any of the other Loan Documents, or that is contained in any certificate, document, opinion or financial or other statement furnished at any time under or in connection with any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and, to the extent any such misrepresentation or breach of warranty is capable of being cured, the same continues thirty (30) days after notice from the Lender; provided, however, that if such misrepresentation or breach of warranty (which is capable of being cured) cannot be reasonably be cured within such thirty (30) day period, but can reasonably be cured within a sixty (60) day period, the Borrower shall have an additional period of time not to exceed sixty (60) days after the original notice of default, provided that the Borrower proceeds promptly, diligently and in good faith to cure such misrepresentation or breach;

                  (c) Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed under this Agreement or any other Loan Document to which it is a party, and such default continues thirty (30) days after notice from the Lender; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period, but can reasonably be cured in a sixty (60) day period, Borrower shall have an additional period of time not to exceed sixty (60) days after the original notice of default, provided that the Borrower proceeds promptly, diligently and in good faith to cure such default;

                  (d) Borrower or any Guarantor (1) shall generally not pay or shall be unable to pay its debts as such debts become due; or
         (2) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (4) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (5) shall indicate, by any act or omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (6) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

                  (e) Borrower or any Guarantor shall be liquidated, dissolved, partitioned or terminated, or the charter or certificate of authority thereof shall expire or be revoked;

                  (f) A default or event of default shall occur under any of the other Loan Documents, subject to applicable cure periods; or

                  (g) Borrower or any Guarantor shall (1) fail to pay any indebtedness for borrowed money in the amount of $50,000 or greater (other than the indebtednesses evidenced by the Notes), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), subject to applicable cure periods, including but not limited to any such indebtedness or obligation now or hereafter owed to Lender, or (2) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or the passage of time or both, of the maturity of such indebtedness, regardless of whether such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

         9.2. Acceleration of Maturity; Remedies. Upon the occurrence of any Event of Default described in subsection 6.1(d) as it relates to Borrower, the indebtednesses evidenced by the Notes as well as any and all other indebtedness and obligations of Borrower to Lender shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above (including but not limited to subsection 6.1(d) as it relates to any Guarantor), Lender at any time thereafter may at its option accelerate the maturity of the indebtednesses evidenced by the Notes as well as any and all other indebtedness and obligations of Borrower to Lender; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtednesses evidenced by the Notes:



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                  (a)      any obligation of Lender to advance any theretofore
         undisbursed proceeds of the Loans shall immediately cease and be of no further force nor effect, and Lender shall be immediately entitled to exercise any and all rights, powers, privileges, options and remedies possessed by Lender pursuant to the terms of the Security Instruments and all of the other Loan Documents;

                  (b) Lender shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Tennessee; and

                  (c) Lender shall have and may exercise any and all other rights, powers, privileges, options and remedies that Lender may now or hereafter possess at law, in equity or by statute.

         9.3. Right of Setoff. Without limitation of the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender or any of its affiliates, and any other indebtedness at any time owing by Lender or its affiliates to or for the credit or the account of Borrower or any Guarantor, against any and all of the Obligations, irrespective of whether Lender shall have made any demand under this Agreement or the Notes or any other Loan Document and although such obligations may be unmatured. Lender agrees to notify Borrower within a reasonable time after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section 9.3 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) that Lender may have.

         9.4. Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

         9.5. Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

                  First, to the costs and expenses, including reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies;

                  Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

                  Third, to the payment of the Obligations, including but not limited to the payment of the principal of and interest on the indebtednesses evidenced by the Notes, in such order of priority as Lender shall determine in its sole discretion; and

                  Fourth, the remainder, if any, to Borrower or to any other person lawfully thereunto entitled.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1. Commitment Fee. In consideration of Lender's agreement to make the Loan, Borrower shall pay to the Lender a non-refundable per annum commitment fee in the amount of $10,000. This fee shall be payable on the date hereof for the period ending on the anniversary date hereof, and the same amount shall thereafter be due and payable on each anniversary hereof for the succeeding twelve month period.

         10.2. Release of LTI. LTI is hereby released of any liability with regard to the Loans, this Agreement, the Notes or any other document relating this Loans.

         10.3. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise would be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

         10.4. Integration. This Agreement and the Loan Documents contain the entire agreement among the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. The execution and delivery of this Agreement and the other Loan Documents by Borrower were not based upon any facts or materials provided by Lender, nor was Borrower induced or influenced to execute and deliver this Agreement or any other Loan Document by any representation, statement, analysis or promise made by Lender. This Agreement amends and restates in their entirety the Equipment Loan Agreement and the Line of Credit Loan Agreement.



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


         10.5. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document to which Borrower is a party, nor consent to any departure by Borrower from compliance with the terms of any Loan Document to which it is a party, shall be effective unless the same shall be in writing and signed on behalf of Lender by a duly authorized officer of Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon their mutual agreement, Lender, Borrower and the Guarantors may amend this Agreement to extend the maturity date of either of the Loans by executing the Modification Agreement in the form of Exhibit G attached hereto.

         10.6.    Performance By Lender.

                  (a) Lender may file one or more financing statements disclosing Lender's security interests under this Agreement and the other Loan Documents without the signature of Borrower appearing thereon if permitted by law, and Borrower shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the collateral security described in the Security Instruments. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or any other Security Instrument or of a financing statement is sufficient as a financing statement.

                  (b) If Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the greatest default rate provided in the Notes (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrower and shall constitute a part of the Obligations and be secured hereby until fully repaid. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

         10.7. Costs and Expenses. Lender shall not bear any cost or expense whatsoever in connection with the making, administration, servicing or collection of the Loans. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and/or administration of any of the Loan Documents, including but not limited to the fees and expenses of counsel for Lender, and local counsel who may be retained by Lender or said counsel, with respect thereto and with respect to advising Lender as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents. In addition, Borrower shall pay any and all recording, indebtedness, stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and any other documents to be delivered under any such Loan Documents, and agrees to indemnify Lender and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         The provisions of this Section shall be effective regardless of whether Borrower shall be entitled to any advances hereunder and shall survive any termination of this Agreement.

         10.8. Assignment. The Notes, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtednesses evidenced by the Notes. Borrower shall not assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

         10.9. Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         10.10. Third Party Beneficiaries. This Agreement and the other Loan Documents are intended for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and shall not serve to confer any rights or benefits in favor of any person not a party hereto. No other person shall have any right to rely on this Agreement or the other Loan Documents, or to derive any benefit herefrom.

         10.11. Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower hereunder and under all of the other Loan Documents.

         10.12. Severability. Any provision of this Agreement that is prohibited or unenforceable with respect to any person or circumstance or in any jurisdiction shall, as to such person, circumstance or jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision with respect to other persons or circumstances or in any other jurisdiction.

         10.13. Article and Section Headings; Terminology. Article and section headings used herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose. References herein to "Articles" and "Sections" shall be deemed to be references to Articles and Sections, respectively, of this Agreement unless the context otherwise requires. When used herein, the singular shall include the plural, and vice versa, and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate. Any reference herein to a person shall include natural persons, corporations, partnerships, limited liability companies, associations and other entities.



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


         10.14. Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing and shall be delivered personally, telecopied or sent by certified mail or nationally recognized courier service (such as Federal Express) to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy, or the date of mailing or delivery to such courier service, as the case may be, shall be the date of such notice, election or demand, and rejection, refusal to accept or inability to deliver because of a changed address of which no notice was sent shall not affect the validity of any notice, election or demand given in accordance with the provisions of this Agreement. For the purposes of this Agreement:

                  The address of Lender is:

                           First Tennessee Bank National Association
                           2841 E. Andrew Johnson Highway
                           Greeneville, Tennessee 37745
                           Attention: Larry Estepp
                           Telecopy Number: 423-798-2230

                  The address of Borrower is:

                           Forward Air Corporation
                           430 Airport Road
                           Greeneville, Tennessee 37745
                           Attention: Edward W. Cook
                           Telecopy Number: 423-636-7274



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


         10.15. Interest and Loan Charges Not to Exceed Maximum Amounts Allowed by Law. Anything in this Agreement, the Notes, the Security Instruments or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrower in respect of the Loans shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Loans exceed the maximum amounts permitted from time to time by applicable law.

         10.16. Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

         10.17. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of State of Tennessee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                    LENDER:

                                    FIRST TENNESSEE BANK
                                    NATIONAL ASSOCIATION



                                    By:    /s/ Larry Estepp
                                    Title: Regional President


                                    BORROWER:

                                    FORWARD AIR CORPORATION



                                    By:    /s/ Bruce A. Campbell
                                    Title: President



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